UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. __)

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☐	Soliciting Material Pursuant to § 240.14a-12

THE KROGER CO.

(Name of Registrant as Specified In Its Charter)

BARBERRY CORP.

CARL C. ICAHN

ALEXIS C. FOX

MARGARITA PALÁU-HERNÁNDEZ

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 6, 2022, Carl C. Icahn issued a statement to the shareholders of The Kroger Co., a copy of which is filed herewith as Exhibit 1.

Exhibit 1

Contact:

Barberry Corp.

Susan Gordon

(305) 422-4109

Carl Icahn Issues Statement to Shareholders of McDonald’s and Kroger

Sunny Isles Beach, Florida, June 6, 2022 — Today, Carl C. Icahn released the following statement to shareholders of McDonald’s (NYSE: MCD) and Kroger (NYSE: KR).

Carl Icahn Issues Statement to Shareholders of McDonald’s and Kroger

As most of you know, I have been an activist shareholder for over three decades. I have always believed that far too many boards and management teams in our country - with many exceptions - are not remotely accountable to shareholders and, in many cases, are inadequate to be the leaders at the companies they helm.

My activist engagements have generally produced exceptional results. To elaborate, our activist activities have created close to $1 trillion in value for all shareholders in the aggregate who’ve held or purchased stock when we did and sold stock when we did. I believe our record unquestionably proves that holding CEOs and boards accountable to shareholders manifests great results.

My campaigns concerning McDonald’s and Kroger were different from most of the companies in which I have been an activist in that both of these companies are well-performing, financially speaking. I do not believe, however, that the respective boards of directors of these companies are holding their management teams properly accountable with respect to the treatment of animals or with respect to the welfare of their employees.

I feel that individuals who ignore the needless pain and suffering of animals are prone to ignore the needs of people, and, to me, the leaders at McDonald’s and Kroger have reflected this notion in their compensation practices. It is unconscionable that it will take average employees at these companies multiple years to make what their CEO earns in one day. This glaring pay disparity is contributing to the wage-gap crisis our society is grappling with today, and in turn, that wage-gap crisis is a major cause of the lagging productivity in many of our companies.

Admittingly, I was surprised and initially disheartened by the disappointing McDonald’s vote. It is clear that shareholders, even if they are concerned about the issues we highlighted, are not willing to change the board configuration if a company is performing well financially.

I congratulate the McDonald’s team on their victory in this proxy engagement and, after much contemplation, given the company’s financial position, I believe the same outcome will result at Kroger. I have therefore decided to discontinue my proxy contest waged at the grocer and withdraw my nominees.

I will continue to focus on the injustices I mention above and will determine what I believe are the most effective actions to drive change in the near future. I take consolation in that I’ve been able to shine a spotlight on the barbaric treatment of farm animals including a profound Financial Times Magazine story by Henry Mancy titled, “Smart, co-operative, emotional: what cutting-edge science tells us about pigs.” The abuse these sentient animals endure - confined in crates and cages so tightly a mother pig cannot turn around, or a chicken cannot spread her wings - is unnecessary and indefensible.

There’s no doubt that more needs to be done to help these animals forced to live in conditions that can only be described as a living nightmare. These past several months have been a step forward, amplifying the dire need for companies to align with what ordinary Americans (and a growing number of shareholders) want and expect when it comes to the humane treatment of animals.

Some significant progress has occurred since my McDonald’s campaign launched earlier this year by way of new and updated corporate animal welfare policies. For example:

•

Cheesecake Factory announced it’s no longer waiting until 2025 to reach 100% cage-free eggs, but is accelerating the pledge and will reach 100% this year. The company also announced in its CSR report that it’s changing its pork commitment to mandate that Proposition 12 standards be followed nationwide in its supply chain – and will reach 75% Proposition 12 compliant pork nationally this year.

•

General Mills posted an update saying that by the end of next year, 100% of its pork will be nearly gestation crate-free (with sows confined for a maximum of only 9 days per pregnancy cycle). And it confirmed that it’s still working to reduce that to zero days.

•	Conagra Brands announced that, this year, it’s going to create a glidepath for reaching 100% crate-free pork.

•	Both CVS and Walgreens announced that they are accelerating their cage-free transitions to reach 100% cage-free eggs this year, rather than waiting until 2025.

•	Denny’s updated its pork procurement policy to include a pledge to create a plan this year for going 100% gestation crate-free.

    The PIGS Act, the first bipartisan federal legislation to prohibit the confinement of pigs in gestation crates, was also introduced. This progress is encouraging, and it is crucial that boards and management teams are held accountable for meeting their public pledges.

In conclusion, I want to sincerely thank all those that have been involved with this endeavor, including our two McDonald’s board candidates, Maisie Ganzler and Leslie Samuelrich, who I believe did an exceptional job in presenting our case for change. All of our nominees, including the slate for Kroger - Alexis Fox and Margarita Paláu-Hernández - are exemplary professionals and are already agents of much needed change in their own rights. I truly appreciate their time and dedication. I am also grateful for the meaningful discussions we have had with engaged shareholders and the opportunities we had to share our perspective.

As I have stated, I will continue on the path I started 30 years ago, advocating for necessary change associated with the need for greater accountability.